                                                                   EXHIBIT 10.23

                                  PICKSAT, INC.
                        8401 N.W. 53rd Terrace, Suite 119
                                 Miami, FL 33166

                                                                  August 7, 2000

Mr. Wolfgang Wacker

Miami, Florida

Dear Mr. Wacker:

The attached Employment Agreement shall take effect on January 1, 2001. In consideration for your services rendered as a strategic consultant during the period _________ to the present (such services anticipated to continue until December 31, 2000), you are hereby vested in the equity grants of PICKSat, Inc. ("Corporation"), a Delaware corporation, listed below. The grants in Paragraphs C, D, and E shall be contingent on the attainment of the performance conditions listed in those paragraphs. The grants in Paragraphs (A) - (D) have vested, and are not contingent on your continued association with the Company through December 31, 2000.

         (A) Stock The Corporation shall issue to Wofgang Wacker 250,000 shares of the Company's common stock at a par value of $.001.

         (B) Options On December 31, 2000 shall grant to the Executive options for 250,000 shares of the Corporation's common stock at an exercise price of forty-percent (40%) of (1) the price of the last exempt sale of stock or exercise of options as of December 31, 2000; or (2) the price of the stock to the public as of December 31, 2000 if the stock is sold in the public market at that time. If both events have occurred as December 31, 2000, the price of the event that was latest in time shall be used as the option-pricing milestone. These options are intended to qualify as incentive stock options (collectively, the "Options"). The Options shall have such terms and conditions, including but not limited to with respect to vesting and exercisability, as are set forth in the Corporation's stock option agreement(s). The Options shall be granted under and shall be governed and construed in accordance with the terms and conditions of the PICKSat, Inc. 2000 Stock Option Incentive Plan, and shall have piggyback registration rights in the event of any registration of the Company's stock after the exercise date.

         (C) Sales-Based Incentive Compensation Options Wolfgang Wacker shall receive options equal to twenty-five-percent (25%) of the incentive options granted to Diego Leiva for attainment of the level(s) of net collected sales specified in Paragraph 3.4 (C) of the Company's employment agreement with Diego Leiva for the positions of Executive Vice President of Sales and


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Mr. Wolfgang Wacker
August 7, 2000
Page 2 of 4


               Marketing, on the same terms and conditions specified in that Paragraph 3.4(C). The pertinent portions of this (Leiva) schedule, including terms and conditions, are attached as Exhibit A to this letter.

         (D) Investment Origination Wolfgang Wacker shall be entitled to receive additional compensation of Company stock for any investment in the Company by an investor (institutional or individual) originated by him. The additional compensation entitlement shall be a grant of that amount of stock equal to two-percent (2%) of the investment, calculated at a figurative price per share equal to forty-percent (40%) of the investment price per share. This incentive stock shall be issued to Wolfgang Wacker in conjunction with the issuance to the investor.

         (E) Sale of Company If Wolfgang Wacker shall actively participate in the negotiation and execution of the sale of all or substantially all of the business and/or assets of the Company ("Sale") (whether direct or indirect, by purchase, merger consolidation or otherwise), he shall be entitled to additional compensation equal to two-and-one-half-percent (2 and 1/2%) of the purchase price, payable at the closing of the sale of the Company as follows: (I) in cash if an all cash purchase; or (II) in the stock of the purchaser if an all stock purchase, the amount of stock owed being measured by the stated cash value of the stock consideration paid/transferred by the purchaser; or (III) by the combination of (I) and (II) if the consideration is part cash and part stock. The stock compensation provided for in this paragraph shall carry piggyback registration rights, which shall be made a requirement of any contract for the purchase of the Corporation.

The grants described in Paragraphs (A) - (E) above are independent obligations of the Corporation to Wolfgang Wacker, and shall be valid and binding upon the Corporation and its assigns until performance by the Corporation. On January 1, 2001, the Corporation shall assume responsibility for the performance of any remaining obligations to Wolfgang Wacker under Paragraphs (A) - (E) as part of the attached employment agreement.

PICKSAT, INC.


By: /s/ Salah Khalid Al-Fulaij
   -------------------------------

    Name: Salah Khalid Al-Fulaij
         ------------------------
    Title:  Chairman, Board of Directors


AGREED AND ACCEPTED:

/s/ Wolfgang Wacker
----------------------------------
Wolfgang Wacker

Mr. Wolfgang Wacker
August 7, 2000
Page 3 of 4


                                    EXHIBIT A

         Executive shall be entitled to twenty-five-percent (25%) of the percentages of sales-based incentive compensation provided for in the following Schedule:

         Sales-Based Incentive Compensation Executive shall receive the following cash/stock option upon attainment of the levels of net collected sales for each Term year specified in the following schedule, which shall be applicable to the world-wide sales of the Company and its affiliates (defined as entities in which the Company has fifty-percent (50%) ownership or control):

(1) 0 - $100,000,000.00 Net Collected Sales:

Cash Commission of Two-Percent (2%) of the net collected annual sales up to $100,000,000.00, with the first $100,000.00 earned upon attainment of $5,000,000.00 net collected sales.

Stock Options equal in value to Two-Percent (2%) of the net collected annual sales up to $100,000,000.00, at an exercise price equal to forty-percent (40%) of (1) the price of the last exempt sale of stock or exercise of options as of December 31st of the applicable Term year; or (2) the price of the stock to the public as of December 31st of the applicable Term year if the stock is sold in the public market at that time. If both events have occurred as of December 31st of the Term year, the price of the event that was latest in time shall be used as the option-pricing milestone. These options are intended to qualify as incentive stock options (collectively, the "Options"). The Options shall have such terms and conditions, including but not limited to with respect to vesting and exercisability, as are set forth in stock option agreements annexed hereto as Exhibit B. The Options shall be granted under and shall be governed and construed in accordance with the terms and conditions of the PICKSAT, Inc. 2000 Stock Option Incentive Plan, and shall have piggyback registration rights in the event of any registration of the Company's stock after the exercise date.

(2) $100,000,001.00 - $200,000,000.00 Net Collected Sales:

Cash Commission of One-Percent (1%) of the net collected annual sales after $100,000,001.00 up to $200,000,000.00.

Stock Options equal in value to One-Percent (1%) of the net collected annual sales starting at $100,000,001.00 up to $200,000,000.00, at an exercise price equal to forty-percent (40%) of (1) the price of the last exempt sale of stock or exercise of options as of December 31st of the applicable Term year; or (2) the price of the stock to the public as of December 31st of the applicable Term year if the stock is sold in the public market

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Mr. Wolfgang Wacker
August 7, 2000
Page 4 of 4


at that time. If both events have occurred as of December 31st of the Term year, the price of the event that was latest in time shall be used as the option-pricing milestone.

These options are intended to qualify as incentive stock options (collectively, the "Options"). The Options shall have such terms and conditions, including but not limited to with respect to vesting and exercisability, as are set forth in stock option agreements annexed hereto as Exhibit B. The Options shall be granted under and shall be governed and construed in accordance with the terms and conditions of the PICKSat, Inc. 2000 Stock Option Incentive Plan, and shall have piggyback registration rights in the event of any registration of the Company's stock after the exercise date.

(3)  $200,000,001.00 and higher  Net Collected Sales:
Cash Commission of One-Half of One-Percent (1/2%) of the net collected annual sales starting at $200,000,001.00.

Stock Options equal in value to One-Half of One-Percent (1/2%) of the net collected annual sales after $200,000,001, at an exercise price equal to forty-percent (40%) of (1) the price of the last exempt sale of stock or exercise of options as of December 31st of the applicable Term year; or (2) the price of the stock to the public as of December 31st of the applicable Term year if the stock is sold in the public market at that time. If both events have occurred as of December 31st of the Term year, the price of the event that was latest in time shall be used as the option-pricing milestone. These options are intended to qualify as incentive stock options (collectively, the "Options"). The Options shall have such terms and conditions, including but not limited to with respect to vesting and exercisability, as are set forth in stock option agreements annexed hereto as Exhibit B. The Options shall be granted under and shall be governed and construed in accordance with the terms and conditions of the PICKSat, Inc. 2000 Stock Option Incentive Plan, and shall have piggyback registration rights in the event of any registration of the Company's stock after the exercise date.

Payments and grants owed under this schedule shall be calculated annually and payable/issued by January 30th of the year following the year of calculation.

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into this ______ day of _________, 2000, to be effective on January 1, 2001 between PICKSat, Inc., a Delaware corporation with offices at 5255 Northwest 87th Avenue, Suite 100, Miami, FL 33178 ("Company") and Wolfgang Wacker ("Executive").

                                    RECITALS

         A. The Company desires to employ the Executive as its President and Chief Executive Officer.

         B. The Executive desires to be employed by the Company and render services to the Company as its President and Chief Executive Officer in connection with the Company's business; and

         C. The Executive and the Company desire to set forth the terms and conditions pursuant to which the Company shall employ the Executive;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and as a condition to, and in consideration of, the employment of the Executive by the Company, the Executive and the Company, intending to be legally bound, agree as follows:

         1. Employment. The Executive is hereby employed as President and Chief Executive Officer of the Company, subject to the supervision and direction of the Company's Board of Directors (the "Board"). Employment of the Executive by the Company shall be subject to and contingent upon the receipt by the Company of sufficient proof that the Executive is authorized to work in the United States.

         2. Term.

                  2.1. Initial Term. The initial term of this Agreement shall be for a period of Three (3) years ("Initial Term") commencing as of June 1, 2000, unless terminated earlier pursuant to Paragraph 6 below.

                  2.2 Renewal Term. The Company may, at its sole discretion, elect to renew this Agreement for an additional two (2) year periods (such additional periods shall each

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be regarded as the "New Term") upon notifying the Executive, in writing and at least thirty (30) days prior to the end of the then current Term, that this Agreement shall be renewed. Such renewal is subject to Board Approval.

         3. Compensation; Reimbursement.

                  3.1 Base Salary. As compensation for all services performed by the Executive on behalf of or for the benefit of the Company, the Company shall pay the Executive a base salary (the "Base Salary") of Two Hundred Thousand Dollars (U.S. $300,000.00) per annum, less all required payroll deductions (e.g., federal, state and local income and employment tax withholding). Such compensation shall be payable to the Executive in accordance with the Company's standard pay cycle.

         The Board may periodically review the Base Salary to be paid to the Executive pursuant to this Paragraph 3.1 and may, at any time and from time to time and at its sole discretion, increase but not decrease the amount of the Base Salary to be paid to the Executive.

                  3.2 Incentive Compensation In addition to the Base Salary to be paid to the Executive pursuant to Paragraph 3.1, the Executive also shall be entitled to a year end bonus of a minimum of One Hundred Thousand Dollars ($100,000.00), and shall be considered for a discretionary bonus above that amount ($100,000.00) in such amounts, at such times and subject to such terms and conditions as the Board shall determine pursuant to any bonus plan approved by the Board. The $100,000.00 bonus shall be paid quarterly in equal installments of $25,000.00, payable within ten business day after the end of each quarter.

During Term years 2 and 3, Executive shall be entitled to a bonus of $100,000.00 upon the Company's attainment of $5,000,000.00 net collected sales for the respective Term year. Additional Incentive compensation during each Term year of this Agreement shall be calculated in accordance with the cash/stock option incentive schedule set forth in Paragraph 3.3(C), with the provision that during Term years 2 and 3, the $100,000.00 earned for net collected sales of $5,000,000.00 shall be credited against the total cash incentive due to Executive for attainment of the highest range of the sales in the schedule.

         No increase in the Base Salary to be paid to The Executive or the award of any discretionary bonus to The Executive shall in any way abrogate, alter, terminate or otherwise affect the other terms of this Agreement.

                  3.3 Deferred Compensation Executive may elect to participate in the Company's Deferred Compensation Plan and receive Company stock in lieu of Base Salary on a deferred basis.

                  3.4 Equity and Sales-Based Incentive Compensation

                  (A) Stock In addition to the compensation to be paid to the Executive pursuant to Paragraph 3.1, 3.2, or 3.3 above and in consideration of the Executive's services hereunder, the Company shall grant to the Executive 250,000 shares of the Company's common stock at a par value of $.001. These shares shall become fully vested to Executive upon execution of this Agreement.

                  (B) Options In addition to the compensation to be paid to the Executive pursuant to Paragraph 3.1, 3.2 or 3.3 above and in consideration of the Executive's services hereunder, the Company shall on December 31, 2000 grant to the Executive options for 250,000 shares at an exercise price of forty-percent (40%) of (1) the price of the last exempt sale of stock or exercise of options as of December 31, 2000; or
                  (2) the price of the stock to the public as of December 31, 2000 if the stock is sold in the public market at that time. If both events have occurred as December 31, 2000, the price of the event that was latest in time shall be used as the option-pricing milestone. These options are intended to qualify as incentive stock options (collectively, the "Options"). The Options shall have such terms and conditions, including but not limited to with respect to vesting and exercisability, as are set forth in stock option agreements annexed hereto as Exhibit B. The Options shall be granted under and shall be governed and construed in accordance with the terms and conditions of the PICKSat, Inc. 2000 Stock Option Incentive Plan, and shall have piggyback registration rights in the event of any registration of the Company's stock after the exercise date.

                  (C) Sales-Based Incentive Compensation Options Executive shall receive options equal to twenty-five-percent (25%) of the incentive options granted to Diego Leiva for attainment of the level(s) of net collected sales specified in Paragraph 3.4 (C) of the Company's employment agreement with Diego Leiva for the positions of Executive Vice President of Sales and Marketing and Vice Chairman, on all the same terms and conditions specified in that Paragraph 3.4(C). The pertinent portions of this schedule, including terms and conditions, are attached as Exhibit A.

                  (D) Investment Origination Executive shall be entitled to receive additional compensation of Company stock for any investment in the Company by an investor (institutional or individual) originated by the Executive. The additional compensation entitlement shall be a grant of that amount of stock equal to two-percent (2%) of the investment, calculated at a figurative price per share equal to forty-percent (40%) of the investment price per share. This incentive stock shall be issued to Executive in conjunction with the issuance to the investor.

                  (E) Sale of Company If the Executive shall actively participate in the negotiation and execution of the sale of all or substantially all of the business and/or assets of the Company ("Sale") (whether direct or indirect, by purchase, merger consolidation or otherwise), he shall be entitled to additional compensation equal to two-and-one-half-percent (2 and 1/2%) of the purchase price, payable at the closing of the sale of the Company as follows: (I) in cash if an all cash purchase; or (II) in the stock of the purchaser if an all stock purchase, the amount of stock owed being measured by the stated cash value of the stock consideration paid/transferred by the purchaser; or (III) by the combination of (I) and (II) if the consideration is part cash and part stock. The stock compensation provided for in this paragraph shall carry piggyback registration rights, which shall be made a requirement of any contract for the purchase of the Company.

                  3.5 Health and Dental Insurance. The Executive and dependants shall be eligible to participate in such health and dental insurance benefit programs and other employee benefit programs as may be established from time to time by the Company in accordance with the applicable policies of the Company in effect from time to time.

                  3.6 Reimbursement. The Executive shall be entitled to reimbursement by the Company for all ordinary, necessary and reasonable business, travel and entertainment expenses incurred by the Executive in the performance of his duties and responsibilities under this Agreement upon presentation by the Executive to the Company of adequate and appropriate documentation of said expenses that meet the requirements of Internal Revenue Code ss.274. Additional items included in the reimbursement policy for the Executive are the use of a cellular telephone and a laptop computer. On or about the starting date of employment the Executive will sign a receipt for the cellular phone and the laptop. The Executive will return both items at the end of the contract.

                  3.7 Vacation and Personal Days. During the first year this Agreement is in effect, the Executive shall be entitled to four (4) weeks of paid vacation in accordance with the applicable policies of the Company in effect from time to time. Thereafter, the Executive shall be entitled to four
(4) weeks of paid vacation per year in accordance with the applicable policies of the Company in effect from time to time. Additionally, the Executive shall be entitled to twelve (12) paid personal days off each year this Agreement is in effect. Vacation time and personal days off are not cumulative and may not be carried over from year to year. Any vacation time and personal days off not taken in the year in which they were earned will not be carried over to the following year. However, should Company needs require the Executive to forego vacation because of scheduling or other reasons, then the Company, solely at its option, may choose to give payment in lieu of vacation or personal days.

                  3.8 Life Insurance. The Company shall provide the Executive with a term life insurance policy on the Executive's life in the amount of One Million Dollars ($1,000,000.00). The Company shall be obligated only to provide such life insurance based on the Executive's insurability at standard rates. In the event the Executive is not insurable, or due to the Executive's insurance rating, the cost of such life insurance is in excess of standard rates, the Executive shall have the right to either (i) pay any excess premiums above the standard rates for such insurance, or (ii) receive the amount of such standard rate premiums, less all required payroll deductions, as additional compensation in lieu of life insurance coverage.

                  3.9 Car Allowance. The Executive shall be paid a car allowance of $800.00 per month, which sum shall be inclusive of an allocation for automobile insurance. The Executive shall be solely responsible for maintaining automobile insurance in the minimum amount of $100,000/$300,000/$100,000 and shall provide the Company with written proof of such insurance. The Company shall be responsible for the costs and expenses of registering and maintaining the vehicle. The Company shall not be responsible to Executive for any mileage rate or expenses. The Executive acknowledges that the car allowance to be paid to him pursuant to this Paragraph 3.9 constitutes taxable income and, thus, will be included in his gross income and shall be subject to withholding taxes.

                  3.10 Other Benefits. The Company agrees to pay up to $1,000.00 annually for professional advice sought by the Executive regarding tax issues or tax preparation and up to $1,500.00 for club memberships for the Executive.

                  3.11 Additional Benefits. In addition to the compensation and benefits set forth in Paragraphs 3.1 through 3.10 above, the Executive also shall be entitled to receive all such other fringe benefits provided to other executive officers of the Company from time to

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time, as approved by the Board. The Executive understands that any employee benefits provided by the Company may be modified or eliminated from time to time at the Company's sole discretion to the extent permitted by law.

                  3.12 Additional Benefits. In addition to the compensation and benefits set forth in Paragraphs 3.1 through 3.11, the Executive also shall be entitled to receive all such other fringe benefits provided to other executive officers of the Company from time to time, as approved by the Board. The Executive understands that any employee benefits provided by the Company may be modified or eliminated from time to time at the Company's sole discretion to the extent permitted by law.

         4. Scope of Duties.

                  4.1 Assignment of Duties. The Executive shall faithfully and dutifully perform and discharge such tasks and duties as may be assigned to him from time to time by the Board and that typically are performed by persons serving as the President and Chief Executive Officer of businesses similar to the Company. The Executive shall perform his tasks and duties in accordance with the policies and procedures established by the Company from time to time, and the Executive agrees to abide by such policies and procedures. The Executive further agrees that, at all times, he shall comply with any and all applicable laws, rules, regulations and/or ordinances when performing the services and duties contemplated under this Agreement on behalf of or for the benefit of the Company as stipulated under Foreign Corrupt Practices Act. The Executive further agrees to disclose if he is bound by any agreements that may affect the Executive's ability to discharge his duties as required and outlined by this Agreement.

                  4.2 General Specification of Duties. The Executive's duties shall be set forth to him by the Board of Directors of the Company.

                  4.3 Executive's Devotion of Time. The Executive shall devote his business time, attention, energies and efforts to produce maximum benefit to the Company's business. While employed by the Company, the Executive shall not, without the prior written approval of the Board, engage in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which may tend to (i) interfere with the performance of his duties and responsibilities under this Agreement, (ii) create a conflict of interest, or (iii) be competitive with the business activities or services of the Company or its subsidiaries, affiliates, joint venturers or strategic business partners. The ownership or control of up to five percent of the outstanding voting securities or of other interest in any class of a company shall not be deemed to be a violation of the provisions of this section 4.3.

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                  4.4 Business Opportunities. The Executive agrees to refer to the Company any and all business opportunities in the fields of wireless communications and broad band software engineering, design, research, application and development and any and all opportunities to provide the services and products offered by the Company from time to time, which opportunities the Executive learns or becomes aware of while employed by the Company. The Company reserves the right within its sole discretion to pursue such opportunities and accept or reject business as a result of such opportunities. The Executive may refer any business opportunity to a third party for exploitation so long as such referral is not to a business or entity in direct competition with the Company.

         5. Restrictive Covenants. The Executive's employment by the Company shall be contingent upon the execution by the Executive of a Non-Solicitation and Confidentiality and Employee Non-Disclosure Agreement in the form attached hereto as Exhibit B. The terms and conditions of such Non-Solicitation and Confidentiality and Employee Non-Disclosure Agreement are incorporated herein by reference and, subject to the limitations therein contained, the Executive's obligations thereunder shall survive the termination for any reason of the Executive's employment with the Company.

         6. Termination.

                  6.1 Termination upon the Death of the Executive. This Agreement shall terminate immediately upon the death of the Executive.

                  6.2 Termination for Cause. The Company may terminate this Agreement immediately, upon written notice to the Executive, for "good cause" as that phrase is defined below. As used in this Agreement, the term "good cause" shall mean: (i) the Executive's conviction for commission of a felony or other crime, except for ordinary traffic violations; (ii) the commission by the Executive of any act against the Company constituting willful and material misconduct, dishonesty, fraud, theft or embezzlement; (iii) the Executive's failure, inability or refusal to perform any of the material services, duties or responsibilities required of him under this Agreement, or to materially comply with the terms and conditions of this Agreement or the policies or procedures established from time to time by the Company, for any reason other than his illness or physical or mental incapacity; (iv) the Executive's engaging in any transaction that, either directly or indirectly, constitutes self-dealing; (v) conduct of the Executive disloyal to the Company; (vi) the Executive's dependence, as determined in good faith by the Company, on any addictive substance, including, but not limited to, alcohol, amphetamines, barbiturates, methadone, cannabis, cocaine, PCP, THC, LSD or any other illegal or narcotic drugs; (vii) the destruction of or material damage to Company property caused by the Executive's willful or grossly negligent conduct; and (viii) the willful engaging by the Executive in any other conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

With respect to "cause" as defined in 6.2(iii) above, the Company shall provide Executive with notice of the breach and/or neglect ("Breach") of duty and allow Executive the opportunity to cure the Breach within five (5) days. Any notice of Breach given under this paragraph shall have a duration of twelve (12) months, such that a second notice and cure period shall not be required prior to any termination of Executive under this paragraph.

                  6.3 Termination Due to Disability. At the option of either the Company or the Executive and upon notice to the other party, this Agreement shall terminate immediately upon the Executive's "disability," as that phrase is defined below, for a period of (i) six consecutive months, or (ii) twelve months within any eighteen-month period. The term "disability" as used in this Paragraph 6.3 shall mean the Executive's inability, by reason of physical or mental impairment, to perform the essential functions of the Executive's job on behalf of the Company, with or without reasonable accommodation. Alternatively, "disability" shall exist upon a decision by an insurance company pursuant to an employee benefit plan of the Company to pay disability benefits after a specified waiting period to the Executive, the determination of which shall relate back and be effective at the beginning of such waiting period. In determining the existence of "disability," the Company at its option may consider the results of a medical examination conducted by a qualified physician who is not an employee of, or otherwise associated with, the Company.

                  6.4 Relocation of Company; Change in Control.

                  (a) Relocation Relocation of the Company and/or Company's base of operations in the location where the Executive is employed and/or of the functions of the Executive as defined in this Agreement without the express written consent of the Executive shall constitute a termination without cause hereunder and entitle Executive to severance pay provisions of Paragraph 7 below as if he were terminated without cause.

                  (b) Change in Control The Executive shall be entitled to the severance pay provisions of Paragraph 7 below, (as if he were terminated without cause), if the Company undergoes a change in control of fifty-one-percent (51%) or more (whether direct or indirect, by purchase, merger consolidation or otherwise) and this Agreement is not expressly assumed in its entirety by the successor to all or substantially all of the business and/or assets of the Company.

                  6.5 Mutual Consent to Terminate. This Agreement shall immediately terminate upon the mutual consent of the parties to terminate the Executive's employment with the Company, which consent shall be evidenced by a written agreement of termination signed by the parties.

                  6.6 Effect of Termination. In the event of any termination of the Executive's employment during the Term pursuant to Paragraphs 6.2 , 6.4 or
6.5 above, the Company shall pay to the Executive (a) the Executive's Base Salary through the date his employment terminates and (b) all amounts due under any employee benefit plan of the Company (including but not limited to any such plans providing for the grant of stock options or other equity-based awards) in which the Executive participates, in accordance with the terms of such plans, and the Company shall have no further obligations to make any other payments, including severance or other compensation, of any kind (the amounts described in clauses (a) and (b) above being hereinafter referred to as the "Accrued Obligations"). In the event of the termination of the Executive's employment during the Term pursuant to Paragraphs 6.1 or 6.3 above, the Company shall pay to the Executive or his estate (a) the Accrued Obligations and (b) subject to Paragraph 3.7 above, an amount in cash in lieu of any vacation time accrued by the Executive at the time of such termination.

         7. Severance Payments

         7.1 Rate. If Executive is terminated without cause under this Agreement, he shall be entitled to receive severance pay equal to (A) the Base Salary payable for the balance of the full Term of this Agreement (commencing on the termination date) plus (B) any additional and/or incentive compensation owed under Paragraph 3.4 of this Agreement for events and revenues originated by and/or allocable to Executive during the full Term of this Agreement. For purposes of this Paragraph Base Salary shall be the salary in effect at the time of termination. In the event of any termination of the Executive's employment without cause during the Term, the Company shall pay to the Executive (a) the Accrued Obligations of Paragraph 6.6 above, and (b) subject to Paragraph 3.7 above, an amount in cash in lieu of any vacation time accrued by the Executive at the time of such termination.

         The Company may, in its sole discretion, pay the severance pay due under sub-section (A) in a lump sum or through its normal payroll schedule. The severance pay due under sub-section (B) shall be calculated annually, and paid by January 30th of the year following the year of calculation.

This schedule shall apply only to a termination without cause that is expressly acknowledged as such by the Company in writing. It shall not apply to any "constructive termination" situation or categorization.

         7.2 Parachute Payments. If any of the payments or benefits received or to be received by the Executive in connection with a "change in control" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof) whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax imposed under section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

         The amount of the Gross-Up Payment shall be determined by the accounting firm which was, immediately prior to the change in control, the Company's independent auditor (the "Auditor) in accordance with such formula s the Auditor deems appropriate. All determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the Total Payments constituting excess parachute payments and the amount of the Gross-Up Payment, shall be made by the Auditor. Any determination by the Auditor shall be binding upon the Executive of the company.

         In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         8. Other Obligations of the Executive. The Executive represents and warrants to the Company that he currently is under no contract, agreement, non-compete or other restrictive covenant, nor has he previously executed any documents whatsoever with any other person, firm, association, or corporation, that will, in any manner, prevent the Company from receiving the benefit of the Executive's services contemplated under this Agreement.

         9. Indemnification. The Company hereby agrees to indemnify and hold harmless the Executive against any and all claims, losses, damages, judgments, liabilities, fines, penalties, costs and expenses (including, but not limited to reasonable attorneys' fees) incurred by reason of the fact that the Executive is or was employed by the Company to perform the services and duties contemplated under this Agreement or by reason of anything actually or allegedlly done or not done by the Executive in his capacity as President and Chief Executive Officer of the Company (collectively, the "Indemnifiable Events"). Notwithstanding anything in this Agreement to the contrary, this indemnification provision shall not apply to: (i) any actions of or any failures to act by the Executive which constitute gross negligence or willful or intentional misconduct on the part of the Executive; (ii) with respect to any criminal action or proceeding, any actions of or any failures to act by the Executive that he had reasonable cause to believe were unlawful; (iii) any amounts paid in settlement of any Indemnifiable Event without the prior written consent of the Company; and (iv) to the extent any amounts are paid to the Executive under any insurance policy as a result of an Indemnifiable Event. To the extent that it may wish, the Company shall have the right to assume the defense of any action, investigation or proceeding relating to an Indemnifiable Event.

         10. Miscellaneous.

                  10.1 Transfer and Assignment. This Agreement shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The duties of the Executive hereunder are personal in nature and may not be assigned. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

                  10.2 Severability. If any term, condition, or provision of this Agreement shall be found to be illegal or unenforceable to any extent for any reason, such provision shall be modified or deleted so as to make the balance of this Agreement, as modified, valid and enforceable to the fullest extent permitted by applicable law.

                  10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida, regardless of conflicts of laws. Venue for any disputes arising under or connected with this Agreement shall be in the Federal, State, or County courts located in Miami-Dade County, Florida.

                  10.4 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

                  10.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the Executive's employment by the Company, and the other subject matters addressed herein, expressly superseding all prior written, oral or implied agreements and understandings. In executing this Agreement, the Executive has not relied on any promises or representations other than those contained in this Agreement.

                  10.6 Modification. This Agreement may be modified, amended, superseded, or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

                  10.7 Dispute Resolution. The parties voluntarily agree that any dispute or claim concerning or relating to this Agreement or the terms and conditions of the Executive's employment by the Company, including any claim for contractual and/or tort damages and/or as a result of a violation of any applicable law, ordinance or regulation (including, but not limited to, any applicable anti-discrimination laws, ordinances or regulations), including whether such dispute or claim is arbitrable, shall be resolved by binding arbitration in Miami-Dade County, Florida. The parties voluntarily waive their rights to seek judicial determination of such disputes or claims. However, nothing in this Paragraph 10.7 shall be construed so as to deny the Company the right and ability to pursue in any court of competent jurisdiction any claim to enforce or interpret the Non-Solicitation, Non-Compete and Confidentiality and Employee Non--Disclosure Agreement to be entered into by and between the Executive and the Company.

         The arbitration proceedings shall be conducted in accordance with Rules for Resolution of Employment Disputes promulgated by the American Arbitration Association ("AAA"), as amended from time to time.

         The parties agree that a demand for arbitration must be made on the other party in writing within six (6) months from the date the dispute or claim arises. The parties agree that one (1) arbitrator shall be chosen from a panel of neutral arbitrators provided by the AAA.

         The decision and award of the arbitrator shall be in writing and shall be exclusive, final and binding on the parties, their heirs, executors, administrators, successors and assigns. Any arbitration award may be entered in any court of competent jurisdiction, or application may be made to such a court for a judicial recognition of the award or an order to enforce the arbitration award as the case may be. Each party shall bear its own costs and expenses of arbitration, including attorney fees if incurred.

                  10.8 Waiver. The waiver by any party of any breach of any provision, restrictive covenant or condition of this Agreement shall not be construed as a waiver of any subsequent breach of such provision, restrictive covenant or condition or of the breach of any other provision, restrictive covenant or condition contained in this Agreement.

                  10.9 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

                  10.10 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

                  10.11 Notices. Any notice under this Agreement must be in writing, sent by express 24-hour guaranteed courier, hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

                      If to the Company:      PICKSat, Inc.
                                              5255 NW 87th Avenue,
                                              Miami, FL  33166


                           With Copy to:      Thomas J. Hess, Esq.
                                              Vazquez & Hess, LLP
                                              601 Brickell Key Drive, Suite 802
                                              Miami, FL 33131




                    If to the Executive:      Wolfgang Wacker


                           With Copy to:


Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

         10.12 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on the Executive and Company.

         10.13 Knowledge of Rights and Duties. The parties have carefully reviewed and completely read all of the provisions of this Agreement and understand and have been advised that they should consult with their own legal counsel for any and all explanations of their rights, duties, obligations and responsibilities hereunder. The Executive acknowledges that he enters into this Agreement of his own free will.

         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.

PICKSat, Inc.,                               Executive
a Delaware Corporation


By: /s/ Salah Khalid Al-Fulaij               /s/ Wolfgang Wacker
   ----------------------------------        ----------------------------------
                                             Wolfgang Wacker
   Chairman,  Board of Directors

                                    EXHIBIT A


         Executive shall be entitled to twenty-five-percent (25%) of the percentages of sales-based incentive compensation provided for in the following Schedule:

         Sales-Based Incentive Compensation Executive shall receive the following cash/stock option upon attainment of the levels of net collected sales for each Term year specified in the following schedule, which shall be applicable to the world-wide sales of the Company and its affiliates (defined as entities in which the Company has fifty-percent (50%) ownership or control):

         (1)  0 - $100,000,000.00 Net Collected Sales:

         Cash Commission of Two-Percent (2%) of the net collected annual sales up to $100,000,000.00, with the first $100,000.00 earned upon attainment of $5,000,000.00 net collected sales.

         Stock Options equal in value to Two-Percent (2%) of the net collected annual sales up to $100,000,000.00, at an exercise price equal to forty-percent (40%) of (1) the price of the last exempt sale of stock or exercise of options as of December 31st of the applicable Term year; or (2) the price of the stock to the public as of December 31st of the applicable Term year if the stock is sold in the public market at that time. If both events have occurred as of December 31st of the Term year, the price of the event that was latest in time shall be used as the option-pricing milestone. These options are intended to qualify as incentive stock options (collectively, the "Options"). The Options shall have such terms and conditions, including but not limited to with respect to vesting and exercisability, as are set forth in stock option agreements annexed hereto as Exhibit B. The Options shall be granted under and shall be governed and construed in accordance with the terms and conditions of the PICKSat, Inc. 2000 Stock Option Incentive Plan, and shall have piggyback registration rights in the event of any registration of the Company's stock after the exercise date.

(2)  $100,000,001.00 - $200,000,000.00 Net Collected Sales:

Cash Commission of One-Percent (1%) of the net collected annual sales after $100,000,001.00 up to $200,000,000.00.

         Stock Options equal in value to One-Percent (1%) of the net collected annual sales starting at $100,000,001.00 up to $200,000,000.00, at an exercise price equal to forty-percent (40%) of (1) the price of the last exempt sale of stock or exercise of options as of December 31st of the applicable Term year; or (2) the price of the stock to the public as of December 31st of the applicable Term year if the stock is sold in the public market at that time. If both events have occurred as of December 31st of the Term year, the price of the event that was latest in time shall be used as the option-pricing milestone. These options are intended to qualify as incentive stock options (collectively, the "Options"). The Options shall have such terms and conditions, including but not limited to with respect to vesting and exercisability, as are set forth in stock option agreements annexed hereto as Exhibit B. The Options shall be granted under and shall be governed and construed in accordance with the terms and conditions of the PICKSat, Inc. 2000 Stock Option Incentive Plan, and shall have piggyback registration rights in the event of any registration of the Company's stock after the exercise date.

         (3)  $200,000,001.00 and higher  Net Collected Sales:

         Cash Commission of One-Half of One-Percent (1/2%) of the net collected annual sales starting at $200,000,001.00.

         Stock Options equal in value to One-Half of One-Percent (1/2%) of the net collected annual sales after $200,000,001, at an exercise price equal to forty-percent (40%) of (1) the price of the last exempt sale of stock or exercise of options as of December 31st of the applicable Term year; or (2) the price of the stock to the public as of December 31st of the applicable Term year if the stock is sold in the public market at that time. If both events have occurred as of December 31st of the Term year, the price of the event that was latest in time shall be used as the option-pricing milestone. These options are intended to qualify as incentive stock options (collectively, the "Options"). The Options shall have such terms and conditions, including but not limited to with respect to vesting and exercisability, as are set forth in stock option agreements annexed hereto as Exhibit B. The Options shall be granted under and shall be governed and construed in accordance with the terms and conditions of the PICKSat, Inc. 2000 Stock Option Incentive Plan, and shall have piggyback registration rights in the event of any registration of the Company's stock after the exercise date.

Payments and grants owed under this schedule shall be calculated annually and payable/issued by January 30th of the year following the year of calculation.

                                                  April 24th, 2001



Wolfgang Wacker
PICKSat, Inc.
5225 N.W. 87th Ave.,
Suite 100
Miami, Florida 33178

         Re: Employment Agreement

         Dear Wolfgang:

         With reference to the letter agreement, dated August 7, 2000 (the "Letter Agreement"), between you and PICKSat, Inc. (the "Company") and the Employment Agreement, dated as of August 6, 2000 (the "Employment Agreement"), between you and the Company, the Company hereby confirms that the Letter Agreement and the Employment Agreement are hereby amended as follows:

         1. Section A of the Letter Agreement with respect to issuance of shares of the Company to you is hereby deleted and amended to read in its entirety:
"Intentionally Omitted."

         2. Section B of the Letter Agreement with respect to issuance of stock options to you for shares of the Company is hereby deleted and amended to read in its entirety: "Intentionally Omitted."

         3. Section C of the Letter Agreement with respect to issuance of sales-based incentive stock options to you for shares of the Company is hereby deleted and amended to read in its entirety: "Intentionally Omitted."

         4. Exhibit A of the Letter Agreement with respect to sales-based incentive compensation is hereby deleted in its entirety.

         5. Section 3.4 of the Employment Agreement with respect to issuance of shares of the Company, issuance of stock options for shares of the Company and issuance of sales-based incentive stock options for shares of the Company is hereby deleted in its entirety and is amended to read in its entirety as follows:

         "(A) Stock Options. The Company shall grant to the Executive a non-qualified stock option to purchase 600,000 shares of the Company's common stock (the "Options"). The Options shall be fully vested upon issuance and shall be exercisable at a price of $1.00 per share. The term of the Options shall be ten years from the date of the grant and the Options shall be immediately exercisable by the Executive. The Options shall have such other terms and conditions as are set forth in the option plan of the Company and in the stock option agreement pursuant to which the Options are granted.

         (B) Intentionally Omitted.

         (C) Intentionally Omitted."

         6. Exhibit A of the Employment Agreement with respect to sales-based incentive compensation is hereby deleted in its entirety.


         Except as expressly amended herein, the Letter Agreement and the Employment Agreement are in all respects ratified and confirmed in their entirety and the terms thereof shall remain in full force and effect, and no waiver or modification of the terms or conditions thereof is intended or to be inferred.

         If the foregoing comports with our agreement, please execute the signature line below.

                                                  Very truly yours,

                                                  PICKSAT, INC.

                                                  By: /s/ Salah Khalid Al-Fulaij
                                                      --------------------------
                                                         Salah Khalid Al-Fulaij
                                                         Chairman of the Board



Acknowledged and Agreed:

/s/ Wolfgang Wacker
-----------------------------
Wolfgang Wacker